EXHIBIT 3.1.3

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

Adopted in accordance with Section 242 of the General Corporation Law of Delaware,

Howard M. Bailey certifies that:

1. He is the duly elected Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Corporation”).

2. The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Seven Hundred and Fifty-Five Million (755,000,000). Seven Hundred and Fifty Million (750,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

3. The following paragraph of Article X of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby re-adopted in its entirety:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.”

4. This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with Section 242 of the Delaware General Corporation Law.

5. This Certificate of Amendment has been duly approved by the Company’s stockholders in accordance with Section 242 of the Delaware General Corporation Law.

I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

Executed at Santa Barbara, California, this 11th day of November, 2004.

/s/ Howard Bailey
Howard M. Bailey,
Chief Financial Officer and Secretary